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                                                                  Exhibit (a)(4)

                             SALOMON SMITH BARNEY
                             390 GREENWICH STREET
                           NEW YORK, NEW YORK 10013

                           SOFTWARE AG SYSTEMS, INC.

 OFFER TO PURCHASE FOR CASH UP TO 6,000,000 SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE NOT GREATER THAN $8.00 NOR LESS THAN $6.50 PER SHARE

            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
      EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 25, 1999,
                         UNLESS THE OFFER IS EXTENDED.

April 27, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   In our capacity as Dealer Manager, we are enclosing the material listed below relating to the offer of Software AG Systems, Inc., a Delaware corporation (the "Company"), to purchase up to 6,000,000 shares of its common stock, $0.01 par value (the "Shares"), at prices not greater than $8.00 nor less than $6.50 per Share, in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 27, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

   The Company will determine a single price (not greater than $8.00 nor less than $6.50 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 6,000,000 Shares (or such lesser number of Shares as is validly tendered at prices not greater than $8.00 nor less than $6.50 per Share) and not withdrawn pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described in the Offer to Purchase. See Section 1 of the Offer to Purchase.

   The Purchase Price will be paid in cash with respect to all Shares purchased. Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration will be returned.

   THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7 OF THE OFFER TO PURCHASE.

   We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.
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   For your information and for forwarding to your clients, we are enclosing the following documents:

   l. The Offer to Purchase.

   2. The Letter of Transmittal for your use and for the information of your clients.

   3. A letter to stockholders of the Company from the President and Chief Executive Officer of the Company.

   4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase).

   5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

   6. A return envelope addressed to The Bank of New York, the Depositary.

   7. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 25, 1999, UNLESS THE OFFER IS EXTENDED.

   The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Dealer Manager as described in the Offer to Purchase. The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

   No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, Salomon Smith Barney Inc. as "Dealer Manager," The Bank of New York as "Depositary" or Corporate Investor Services, Inc. as "Information Agent," for purposes of the Offer.

   As described in the Offer to Purchase, if more than 6,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, as defined in Section l of the Offer to Purchase, the Company will accept Shares for purchase in the following order of priority:
(i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any stockholder who owns beneficially an aggregate of 99 or fewer Shares (excluding Shares attributable to individual accounts under the Stock Option Plans (as defined in the Offer to Purchase)) and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery and (ii) after purchase of all of the foregoing Shares, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis.

   The Board of Directors of the Company has approved the making of the Offer. However, stockholders must make their own decisions whether to tender Shares and, if so, how many Shares to tender and the price or prices at which Shares should be tendered. Neither the Company nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering Shares. The Company has been advised that none of its directors or executive officers intend to tender Shares pursuant to the Offer.

   Questions and requests for assistance or for additional copies of this Letter of Transmittal, the Offer to Purchase or the Notice of Guaranteed Delivery may be directed to the Depositary, the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

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   Additional copies of the enclosed material may be obtained from the
Information Agent, telephone: (877) 460-2562.

   Very truly yours,

   Salomon Smith Barney

 NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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